Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Omnibus Incentive Plan and the 2007 Omnibus Incentive Plan of Wabash National Corporation of our report dated February 25, 2011, with respect to the consolidated financial statements of Wabash National Corporation and the effectiveness of internal control over financial reporting of Wabash National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
December 27, 2011